Exhibit 4.8

ADCARE HEALTH SYSTEMS, INC.

Amended and restated WARRANT

TO PURCHASE SHARES OF COMMON STOCK

OF ADCARE HEALTH SYSTEMS, INC.

Dated as of November 30, 2009

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

ADCARE HEALTH SYSTEMS, INC.

No. __

AMENDED AND RESTATED WARRANT
TO PURCHASE SHARES OF COMMON STOCK OF
ADCARE HEALTH SYSTEMS, INC.

This Amended and Restated Warrant, granted by the Board of Directors of AdCare Health Systems, Inc. as of November 20, 2009 (the “Grant Date”) and approved by the Shareholders on November 30, 2009, certifies that, FOR VALUE RECEIVED, ________ (the “Holder”), is entitled to purchase up to ________ voting common shares, no par value (the “Common Stock”), of AdCare Health Systems, Inc. (the “Company”).

This Amended and Restated Warrant (this “Warrant”) amends, restates and supersedes in all respects that certain Warrant to Purchase Shares of Common Stock No. __ issued to the Holder on November 16, 2007 (the “Original Warrant”).  The Original Warrant is henceforth void and shall be of no further force or effect as of the Grant Date hereof.

The per share purchase price for the shares of Common Stock issuable upon exercise of this Warrant (the “Underlying Common Stock”) shall be determined in the year of vesting as set forth below, subject to adjustment as provided herein (the “Exercise Price”):

Year of Exercise	Exercise Price
2008	$1.21
2009	$2.25
2010	$3.00
2011	$4.00

The Holder shall exercise this Warrant as to all or any portion of the Underlying Common Stock which she shall have the right to acquire in accordance with the vesting schedule set forth in Section (a) hereof.  This Warrant shall immediately terminate and expire on the tenth anniversary of the Grant Date and shall have no further force or effect after such date.

(a)

Vesting Schedule.  Subject to the terms and conditions set forth herein, this Warrant shall vest with respect to twenty percent (20%) of the Underlying Common Stock as of January 1, 2008, and thereafter with respect to twenty percent (20%) of the Underlying Common Stock on each successive twelve-month anniversary thereof, until January 1, 2011, on which date the Warrant shall become fully vested, provided that Holder has not ceased serving as a Director of the Company as of the date of vesting as set forth herein.  Except as otherwise provided herein, if the Holder ceases to serve as a Director of the Company, then no additional shares of Underlying Common Stock shall vest and the right to purchase such additional shares under this Warrant shall terminate.  Notwithstanding the foregoing, this Warrant shall vest and become immediately exercisable with respect to one hundred percent (100%) of the Underlying Common Stock if Company undergoes a Change in Control.  For purposes of this Warrant, a “Change in Control” shall be deemed to occur if Company executes an agreement providing for (i) the sale, conveyance, disposal, or encumbrance of all or substantially all of the Company’s assets or business; or (ii) the merger, reorganization, consolidation or any other transaction that results in the transfer of ownership of more than fifty percent (50%) of the Company’s Common Stock.

(b)

Exercise of Warrant.  In order to exercise all or any portion of this Warrant, the Holder must surrender for exercise this Warrant with the Purchase Form annexed hereto duly executed, together with payment in full of the Exercise Price then in effect for each share of Common Stock purchasable upon exercise of this Warrant.  Payment may be made (i) in cash or by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company for such purpose, (ii) without the payment of cash (a “Cashless Exercise”), by reducing the number of shares of Common Stock that would be obtainable upon the exercise of this Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of this Warrant equal to the product of (a) the number of shares of Common Stock for which this Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio, or (iii) a combination of (i) and (ii).  The date upon which the Holder exercises this Warrant is hereinafter referred to as the “Exercise Date”.

The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price (as defined in Section (f)(v) hereof) per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Price per share of the Common Stock on the Exercise Date.  Upon surrender of this Warrant in connection with the Holder’s option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the Holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio.

If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares purchasable hereunder.  Upon receipt by the Company of this Warrant at the office of the Company, in proper form for exercise, accompanied by payment of the Exercise Price, the Holder shall be deemed to be the Holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.  If the stock transfer books of the Company shall be closed on the date of receipt of this Warrant and the Exercise Price as aforesaid, the Holder shall be deemed to be the Holder of such shares of Common Stock on the next succeeding day on which the stock transfer books of the Company shall be opened.

(c)

Reservation of Shares; Stock Fully Paid.  The Company agrees that at all times there shall be authorized and reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance or delivery upon exercise of this Warrant.  All shares which may be issued upon exercise hereof will, upon issuance, be fully paid and nonassessable.  The Company shall pay all United States and state documentary stamp taxes, if any, in respect of the issue of the Common Stock.

(d)

Fractional Shares.  This Warrant shall be exercisable in such manner so as not to require the issuance of fractional shares of scrip representing fractional shares.  If, as a result of adjustment in the Underlying Common Stock or for any other reason, fractional shares would be issuable, no such fractional shares shall be issued.  In lieu thereof the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share.

(e)

Rights of the Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant.

(f)

Adjustment of Exercise Rights.  The Exercise Price or the number of shares of Underlying Common Stock to be received upon the exercise of this Warrant, or both, shall be subject to adjustment from time to time as hereinafter in this Section (f) provides.

The Exercise Price shall be adjusted from time to time as follows:

(i)

In case the Company shall, at any time or from time to time while any of the Warrants are outstanding, (1) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide or split its outstanding shares of Common Stock, or (3) combine its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior thereto shall be adjusted so that the holder of any Warrant thereafter surrendered for exercise shall be entitled to receive the number of shares of Common Stock or other securities of the Company which he would have owned or have been entitled to receive after the effectiveness of any of the events described above, had such Warrant been converted immediately prior to the effectiveness of such event.  An adjustment made pursuant to this subdivision (i) shall become effective, in the case of a dividend, on the payment date retroactively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, split or combination immediately after the opening of business on the day following the day when such subdivision or combination, as the case may be, becomes effective.

(ii)

In case the Company shall, at any time or from time to time while any of the Warrants are outstanding, issue Common Stock, convertible securities (convertible or exercisable into Common Stock) or debentures (except debentures issued simultaneously with the Warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Exercise Price then in effect at the record date mentioned below, the Exercise Price in effect immediately prior to the issuance of such Common Stock, convertible securities or debentures shall be adjusted as follows; provided, however, that if such issuance is in connection with the sale of such securities by the Company, such adjustment will be made only if the Warrant holder purchases his pro rata portion of the shares to be issued in such financing as provided in paragraph (vi) below.  The Exercise Price shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such record date, plus the quotient determined by dividing the aggregate offering price of the total number of shares so offered by the Exercise Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such record date plus the number of additional shares of Common Stock offered for subscription or purchase.  Such adjustment shall become effective on the date of such issuance retroactively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such Common Stock, convertible securities or debentures.

(iii)

In case the Company shall, at any time or from time to time while any of the Warrants are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends), the Exercise Price in effect immediately prior to such distribution shall be adjusted by multiplying the Exercise Price by a fraction, of which the numerator shall be the Current Market Price per share of the Common Stock on the record date mentioned below less than the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness distributed applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price per share of Common Stock.  Such adjustment shall become effective on the date of such distribution retroactively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such distribution.

(iv)

No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price.

(v)

The “Current Market Price” at any date shall mean the price per share of Common Stock on such date determined by the Board of Directors as provided below.  The Current Market Price shall be the average of the daily closing prices per share of Common Stock for thirty (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period).  The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the NYSE AMEX Equities (“AMEX”).  In the event that the Common Stock is not listed on a National Securities Exchange or traded on AMEX, but the shares are traded on the over-the-counter market, then the Current Market Price will mean the average of the last bid and asked prices for the Common Stock on the over-the-counter market.  If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be fair value as determined by the Board of Directors (whose determination shall be conclusive), irrespective of any accounting treatment.

(vi)

(A) Notwithstanding the provisions of paragraph (ii) above, no future adjustments shall be made in the Exercise Price of any holder or transferee of such holder who does not purchase his or its pro rata portion of the shares to be issued in future financings of the Company but only where the shares to be issued are offered so as to result in a reduction of the Exercise Price (a “Non-Participating Holder”).

(B) All of such Non-Participating Holder’s Warrants shall automatically and without further action on the part of such holder be converted into a like principal amount of a newly created series of warrants, which new warrants shall be identical in all respect to the Warrants, except that the Exercise Price of such series shall be fixed immediately prior to the subsequent financing and shall be subject to no further adjustments as provided herein.  The Board of Directors shall take all necessary actions to designate such new series.

(g)

Statement of Adjusted Exercise Price.  Whenever the Exercise Price of Underlying Common Stock are adjusted pursuant to Section (f), the Company shall forthwith prepare a written statement signed by the President or the Treasurer of the Company setting forth such adjustment. Such statement shall be filed among the permanent records of the Company and shall be delivered to the Holder.

(h)

Dissolution or Liquidation.  In case the Company shall liquidate or wind up its affairs, the Holder of this Warrant shall be entitled, upon the exercise thereof, to receive, in lieu of the Underlying Common Stock of the Company which he would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to him upon any such dissolution, liquidations or winding up with respect to such shares of Common Stock of the Company, had he been the holder of record of such Underlying Common Stock on the record date for the determination of those entitled to receive any such liquidating distribution; provided, however, that all rights under this Warrant shall terminate on a date fixed by the Company, such date to be not earlier than the date of commencement of proceedings for dissolution, liquidation, or winding up and not later than 30 days after such commencement date, unless the Holder shall have, prior to such termination date, exercised this Warrant.  Notice of such termination of rights under this Warrants shall be given to the last registered Holder hereof, as the same shall appear on the books of the Company, by mail at least 30 days prior to such termination date.

(i)

Piggyback Registration Rights.  The Company hereby grants to the Holder piggyback registration rights with respect to all or any portion of the shares of Underlying Common Stock which Holder shall have the right to acquire hereunder.  In the event Company proposes to register any of its Common Stock or other securities under the Securities Act of 1933, as amended (the “Act”), in connection with the public offering of such securities, the Company shall, prior to the filing of any such registration, promptly give Holder written notice of such registration.  Upon the written request of Holder given within ten (10) days after receipt of such notice by the Company, the Company shall cause to be registered under the Act any of the Underlying Common Stock that have then vested under this Warrant that Holder has requested to be registered.  If Holder decides not to include all of its Underlying Common Stock in any registration statement filed by Company, Holder shall nevertheless continue to have the right to include any Underlying Common Stock that have then vested under this Warrant in any subsequent registration statement or registration statements as may be filed by the Company with respect to the offering of its Common Stock or other securities under the Act, all upon the terms and conditions set forth herein.

In connection with any offering involving an underwriting of shares of the Company’s Common Stock in which Holder makes a written request pursuant to the provisions of the preceding paragraph, the Company shall not be required to include any of Holder’s Underlying Common Stock in such underwriting unless Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Holder’s Underlying Common Stock, requested to be included in such registration exceeds the amount of securities that the underwriters determine in their sole reasonable discretion is compatible with the success of the offering, then the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first securities proposed by the Company to be sold for its own account, and (ii) second Underlying Common Stock of the Holder and securities of other selling security holders requested to be included in such registration pro-rata on the basis of the number of share of such securities so proposed to be sold and so requested to be included; provided, however, that the Holder shall have pro-rata rights of registration with all shares sought to be included by officers and directors of the Company as well as holders of ten percent (10%) or more of the Company’s Common Stock.

(j)

Notices.  All notices, payments, requests and demands and other communications required or permitted under this Warrant shall be deemed to have been duly given, delivered and made if in writing and if served either by personal delivery to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested, to the address shown below or such other address as may be designated in writing hereafter by such party:

If to the Company:	AdCare Health Systems, Inc. 5057 Troy Road Springfield, Ohio 45502 Attn: David A. Tenwick
If to the Holder:

(k)

Governing Law.  This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

(l)

Further Assurances.  The parties agree to execute, acknowledge and deliver any and all such other documents and to take any and all such other actions as may, in the reasonable opinion of either of the parties hereto, be necessary or convenient to carry out more efficiently any or all of the purposes of this Warrant.

(m)

Severability.  Any provisions of this Warrant which shall be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Warrant.

(n)

Parties in Interest; Assignment.  This Warrant and the various rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the parties hereto and to each and all of their respective successors and assigns.

(o)

Warrants Transferable.  This Warrant and the rights granted to the Holder hereof are transferable, in whole or in part, upon execution and delivery of the Notice of Assignment attached hereto and surrender of this Warrant at the office of the Company.  Upon receipt of the duly executed Notice of Assignment, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Warrants representing the right to purchase a like aggregate number of shares of Common Stock subject to the terms hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its President, attested by its Secretary as of the 30th day of November, 2009.

ADCARE HEALTH SYSTEMS, INC.

By:________________________________

PURCHASE FORM

The undersigned, ________ pursuant to the provisions of this Warrant hereby elects to purchase _____ shares of Common Stock of AdCare Health Systems, Inc.

Dated:______________

___________________________________

Signature

Address:____________________________

____________________________________

____________________________________

NOTICE OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned registered Holder of the within Warrant hereby sells, assigns and transfers unto _________________________________, whose address is ________________________________________________ all of the rights of the undersigned under the Warrant, with respect to shares of Common Stock (as defined therein) of AdCare Health Systems, Inc., and, if such shares of Common Stock shall not include all the shares of Common Stock issuable as provided in the Warrant, that a new Warrant of like tenor for the number of shares of Common Stock not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint ______________________ attorney to register such transfer on the books of AdCare Health Systems, Inc. maintained for that purpose, with full power of substitution in the premises.

Date:___________

By:_______________________

       (Signature of Holder)